Exhibit 5.1

ahead of the curve

May 12, 2025

Wipro Limited

Doddakannelli

Sarjapur Road

Bangalore-560035

Karnataka, India

Ladies and Gentlemen:

RE: LEGAL OPINION RE FORM S-8

We have served as the Indian legal counsel to Wipro Limited (“you” or the “Company”), for the issuance by you of American Depositary Shares (hereinafter referred to as “ADSs”).

We hereby render our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by you with the Securities and Exchange Commission. In this connection, we render our opinion on matters relating to Indian Law. This opinion is limited to Indian law as currently applied by the courts in India, and is given on the basis that it will be governed and construed in accordance with Indian law. Capitalized terms used in this opinion unless specifically defined herein, shall bear the same meaning as defined in the Registration Statement.

As your legal counsel, we have examined, strictly under Indian law, the proceedings taken and proposed to be taken by you in connection with the above pursuant to i) the registration of 55,000,000 additional equity shares, par value Rs. 2 per equity share (“Equity Share”), each represented by one ADS, under the Company’s 2004 ADS Restricted Stock Unit Plan, as amended and restated (the “ADS Plan 2004”) and ii) the registration of 200,000,000 Equity Shares, each represented by one ADS, under the Company’s Employee Stock Option, Performance Stock Unit and Restricted Stock Unit Scheme 2024 (the “2024 Scheme” and together with the ADS Plan 2004, the “Plans”). Strictly limited to Indian law and assuming that all Equity Shares are issued in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, it is our opinion that the Equity Shares issuable by the Company have been duly authorized and when issued, will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

This opinion is rendered by us to Wipro Limited in relation to matters governed by Indian law and rendered solely in connection with the Registration Statement. This opinion is for the exclusive use of Wipro Limited, and shall only be disclosed to or relied upon by anyone as per our consent contained herein.

Sincerely yours,

For Cyril Amarchand Mangaldas

/s/ Bharath Reddy
Bharath Reddy Partner

Cyril Amarchand Mangaldas
Advocates & Solicitors
3rd Floor, Prestige Falcon Tower, 19, Brunton Road, Off M G Road, Bengaluru - 560 025, India
T +91 80 6792 2000 F +91 80 2558 4266 E cam.bengaluru@cyrilshroff.com W www.cyrilshroff.com
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